Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

May 8, 2024

Board of Directors

Plum Acquisition Corp. I

2021 Fillmore St. #2089

San Francisco, California 94115

To the addressee referred to above:

We are acting as counsel to Plum Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), in connection with its registration statement on Form S-4 (SEC File No. 333-276411), as amended from time to time (the “Registration Statement”), initially filed with the Securities and Exchange Commission on January 5, 2024 under the Securities Act of 1933, as amended (the “Act”) relating to (i) the conversion, on a one-for-one basis, of 11,236,002 shares of the Company’s Common stock, par value $0.0001 (the “Plum Common Stock”) to shares (the “Domestication Shares”) of common stock of the combined company, par value $0.0001 per share (the “New Plum Common Stock”), in connection with the Domestication (as defined below), (ii) the proposed public offering of up to 35,882,491 newly issued shares of New Plum Common Stock to stockholders of Veea Inc., a Delaware corporation (“Veea”) in connection with the merger (the “Merger”) of Plum SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), in accordance with the Business Combination Agreement (as defined below) (the “Merger Consideration Shares”), (iii) the issuance of up to 4,500,000 additional shares of New Plum Common Stock (the “Earnout Consideration” and, together with the the Domestication Shares and the Merger Consideration Shares, the “Shares”), upon the occurrence of certain contingencies as described in the Registration Statement, (iv) the conversion of each issued and outstanding whole warrant to purchase Class A ordinary shares of the Company into warrants that represent the right to purchase one share of New Plum Common Stock, at an exercise price of $11.50 per share (the “Warrants”), and (iv) the issuance of up to 12,640,544 shares of New Plum Common Stock (“Warrant Shares”) upon the exercise of the Warrants. The Shares will be issued pursuant to the transactions contemplated by the Business Combination Agreement, dated as of November 27, 2023 (the “Business Combination Agreement”), by and among the Company, Merger Sub, and Veea. The Warrants represent the public and private warrants issued in connection with the Company’s initial public offering on March 18, 2021 (the “Initial Public Offering”). The Business Combination Agreement contemplates that the Company will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). The Domestication is subject to the approval of the Company’s shareholders. As a result of and upon the effective time of the Domestication, among other things, all of the then issued and outstanding Class A ordinary shares of the Company will convert automatically into shares of Plum Common Stock. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the DGCL, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) effectiveness of the Domestication, (ii) effectiveness of the Registration Statement, and (iii) approval of the transactions contemplated by the Business Combination Agreement and issuance of the Shares by the Company in accordance with the terms of the Business Combination Agreement, the Shares will be validly issued, fully paid, and nonassessable.

2.	Following (i) effectiveness of the Domestication, (ii) effectiveness of the Registration Statement, and (iii) approval of the transactions contemplated by the Business Combination Agreement, the Warrants will constitute valid and binding obligations of the Company.

3.	Following (i) effectiveness of the Domestication, (ii) effectiveness of the Registration Statement, and (iii) approval of the transactions contemplated by the Business Combination Agreement, the Warrant Shares will be duly authorized and, when issued, delivered and paid for upon exercise in accordance with the provisions of the Warrants, will be validly issued, fully paid, and nonassessable.

The opinion expressed in paragraph 2 above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP